Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Corporation Amends Exchange Offer for up to $95 Million of
Its Outstanding Convertible Notes
Completes Sale of Network Tools Division
SUNNYVALE, Calif.—(Market Wire)—July 16, 2009—Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems, today announced that it has amended its exchange offers (the “Exchange Offers”), previously announced on July 9, 2009, to increase the total consideration in its offer to exchange shares of its common stock and cash for an aggregate of up to $95 million principal amount of the following series of its outstanding convertible notes (the “Notes”):
•	2.50% Convertible Subordinated Notes due 2010 (the “Subordinated Notes”) with $50 million in aggregate principal amount outstanding; and

•	2.50% Convertible Senior Subordinated Notes due 2010 (the “Senior Subordinated Notes”) with $92 million in aggregate principal amount outstanding.
The Company is offering to exchange up to an aggregate of $37.5 million principal amount, or 75%, of the outstanding Subordinated Notes and up to an aggregate of $57.5 million principal amount, or 62.5%, of the outstanding Senior Subordinated Notes.
The Company is conducting the Exchange Offers in order to reduce the aggregate principal amount of its outstanding indebtedness.
Finisar also announced that it has completed the sale of its Network Tools Division for $40.6 million in cash and has finalized previously announced modifications of its existing credit facilities with Silicon Valley Bank, which removes a condition to its obligation to consummate the Exchange Offers.
Amended Exchange Offer
Under the Exchange Offers as amended, for each $1,000 principal amount of Notes, tendering holders will receive consideration with a value not greater than $870 nor less than $820 (the “Exchange Consideration”) with such value determined by a “Modified Dutch Auction procedure. Under the original terms, tendering holders would have received consideration with a value not greater than $750 nor less than $700. The portion of the Exchange Consideration consisting of cash remains unchanged at $525 per $1,000 principal amount of Notes and is

Finisar Amends Exchange Offer for up to $95 Million of Its Outstanding Convertible Notes

limited to $50 million in the aggregate under the terms of the modified Silicon Valley Bank credit facilities.
The Company also amended the Exchange Offers to revise the VWAP period used to determine the number of shares of common stock to be issued as consideration from the 8 trading day period from and including July 13, 2009 to and including July 22, 2009 to the 5 trading day period from and including July 16, 2009 to and including July 22, 2009.
If the Exchange Offers are successfully completed with the maximum of $95 million principal amount of the Notes accepted, the Company expects to have a balance of cash and cash equivalents of approximately $50 million with $47 million in aggregate principal amount of the Notes remaining outstanding and maturing in October 2010.
The Exchange Offers are scheduled to expire at 5:00 p.m., New York City time, on Thursday, August 6, 2009, unless they are extended. Tendered Notes may be withdrawn at any time on or prior to the expiration of the Exchange Offers.
If the aggregate amount of Notes validly tendered and not properly withdrawn on or prior to the expiration date at or below the Exchange Consideration for such Exchange Offer exceeds the amount Finisar is offering to exchange in such Exchange Offer, Finisar will accept for payment the Notes that are validly tendered and not properly withdrawn from such Exchange Offer at or below the Exchange Consideration on a pro rata basis from among the tendered Notes.
The description of the Exchange Offers in this press release is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers set forth in the Amended and Restated Offer to Exchange, the Amended and Restated Letter of Transmittal and related materials filed today with the Securities Exchange Commission (the “SEC”).
The financial advisor for the Exchange Offers is Piper Jaffray & Co., the information agent for the Exchange Offers is MacKenzie Partners, Inc. and the depositary for the Exchange Offers is American Stock Transfer & Trust Company.
Completion of Sale of Network Tools Division
On July 9, 2009 the Company announced that is had entered into an agreement to sell the assets of its Network Tools Division (excluding accounts receivable) to JDS Uniphase Corporation for a cash purchase price of approximately $40.6 million. The transaction was completed on July 15, 2009, and the proceeds of the sale will be available to fund a portion of the Exchange Consideration.
Modification of Credit Facilities
On July 8, 2009, the Company received a written commitment from Silicon Valley Bank to modify its credit facilities to facilitate the Exchange Offers. Such modifications were formally documented on July 15, 2009. Under the terms of the modified credit facilities, the Company has access to:
•	a $25 million revolving secured line of credit;

•	a $16 million credit line for purchasing accounts receivable on a non-recourse basis; and,

Finisar Amends Exchange Offer for up to $95 Million of Its Outstanding Convertible Notes

•	a $4 million credit line for standby letters of credit.
Under the terms of the modified credit facilities, borrowings under the secured revolving line of credit may be used as part of the cash portion of the Exchange Consideration, and the Company may use up to an aggregate of $50 million of cash from all sources for that purpose.
Other than $3.4 million used under the credit line for standby letters of credit, the Company currently has no borrowings outstanding under these credit facilities, although it has reduced its cash balance since April 30, 2009 in order to reduce borrowings that were previously outstanding under its accounts receivable purchasing line of credit.
About Finisar
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
Exchange Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities. The full details of the Exchange Offers, including complete instructions on how to tender the Notes, are included in the Amended and Restated Offer to Exchange, the Amended and Restated Letter of Transmittal and related materials, which are expected to be delivered to holders of the Notes later today. Holders of the Notes should read carefully the Amended and Restated Offer to Exchange, the Amended and Restated Letter of Transmittal and other related materials when they are available because they will contain important information regarding the Exchange Offers. Holders of Notes may obtain free copies of the Amended and Restated Offer to Exchange, the Amended and Restated Letter of Transmittal and other related materials when filed with the SEC at the SEC’s website at www.sec.gov. Holders may also obtain a copy of these documents, free of charge, from MacKenzie Partners, Inc., the information agent for the Exchange Offers.
Holders of the Notes who have questions or would like additional copies of the Exchange Offer documents may call the information agent at (800) 322-2285.
While Finisar’s board of directors has approved the making of the Exchange Offers, none of Finisar, its board of directors, the financial advisor, the information agent or the depositary makes any recommendation to any holder of the Notes as to whether to exchange or refrain from exchanging any Notes, or as to the value of the Exchange Consideration within the range specified by the Company at which holders may choose to exchange their Notes. Finisar has not authorized any person to make any recommendation with respect to the Exchange Offers. Holders of the Notes must decide whether to exchange their Notes and, if so, the principal amount to exchange and the price or prices at which to exchange such Notes. In doing so, holders of the Notes should carefully evaluate all of the information in the Amended and Restated Offer to Exchange, the Amended and Restated Letter of Transmittal and other related materials before making any decision with respect to the Exchange Offers and should consult their own investment and tax advisors.